UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 250

Brisbane, CA  94005-1878

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously disclosed, on December 29, 2015, KaloBios Pharmaceuticals, Inc. (the “Company”) filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The filing was made in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 15-12628 (LSS)). In addition, as previously disclosed, on June 16, 2016, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Company’s Second Amended Plan of Reorganization, dated May 9, 2016 (as amended, the “Plan”). A copy of the Confirmation Order, with the Plan and certain Plan modifications annexed thereto, was filed as Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 22, 2016.

On June 30, 2016 (the “Effective Date”), the Plan became effective and the Company emerged from its Chapter 11 bankruptcy proceedings. In connection with such emergence, the Company consummated the transactions and other items described below. All capitalized terms used herein but not otherwise defined in this Current Report on Form 8-K have the meaning set forth in the Plan.

Item 1.01	Entry into a Material Definitive Agreement

Savant Transaction

On the Effective Date, as authorized by the Plan and the Confirmation Order, the Company and Savant Neglected Diseases, LLC (“Savant”) entered into an Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), pursuant to which the Company has acquired certain worldwide rights relating to benznidazole (the “Compound”). The MDC Agreement consummates the transactions contemplated by the binding letter of intent (“LOI”), entered into by the Company and Savant on February 29, 2016, as previously disclosed in a Current Report on Form 8-K filed with the SEC on March 4, 2016 (the “Savant Transaction”).

Under the terms of the MDC Agreement, the Company has acquired certain regulatory and non-intellectual property assets relating to the Compound and any product containing the Compound (the “Product”) and an exclusive license of certain intellectual property assets related to the Product. Savant will retain the right to use the licensed intellectual property for veterinary uses. The MDC Agreement provides that the Company and Savant will jointly conduct research and development activities with respect to the Product, while the Company will be solely responsible for commercializing the Product. The Company will fund the development program for the Product and will reimburse Savant for its development program costs.

As required by the MDC Agreement, on the Effective Date, the Company made payments to Savant totaling $2,687,500, consisting of the remaining portion of the Initial Payment less Deposit in the amount of $2,500,000, an initial monthly Joint Development Program Cost payment of $87,500, and reimbursement of Savant’s legal fees capped at $100,000. The MDC Agreement provides for regulatory and other milestone payments of up to $21 million and certain other contingent payments.  Additionally, the Company will pay Savant royalties on any net sales of the Product, which royalty would increase if a priority review voucher is granted subsequent to regulatory approval of the Product.  The MDC Agreement also provides that Savant is entitled to a portion of the amount the Company receives upon the sale, if any, of a priority review voucher regarding the Product.

The MDC Agreement also contains customary provisions for termination by either party in the event of a breach by the other party, subject to a cure period, or bankruptcy of the other party. The Company and Savant may also terminate the MDC Agreement upon 90 days’ prior written notice to the other party, though certain rights and obligations would survive that termination. Additionally, Savant may terminate the MDC Agreement immediately if Martin Shkreli is appointed as an agent, employee, consultant, officer or director of the Company.

In addition, on the Effective Date the Company and Savant also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company granted Savant a continuing senior security interest in the assets and rights acquired by the Company pursuant to the MDC Agreement and certain future assets developed from those acquired assets.

On the Effective Date the Company also issued to Savant a five year warrant (the “Warrant”) to purchase 200,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at an exercise price of $2.25 per share, subject to adjustment. The Warrant is exercisable for 25% of the shares immediately and exercisable for the remaining shares upon reaching certain milestones related to regulatory approval of the Product. In addition, pursuant to the MDC Agreement, the Company has granted Savant certain “piggyback” registration rights for the shares issuable under the Warrant.

Securities Purchase Agreement

As previously disclosed, on April 1, 2016, the Company entered into a Securities Purchase Agreement (the “SPA”) with Black Horse Capital Master Fund Ltd. (“BHCMF”), Black Horse Capital LP (“BHC”), Cheval Holdings, Ltd. (“Cheval”) and Nomis Bay LTD (“Nomis” and, together with BHCMF, BHC and Cheval, the “Original Purchasers”), which provides for exit financing to the Company under the terms set forth therein (the “SPA Transaction”). Nomis subsequently assigned twenty percent (20%) of its interest in the shares of Common Stock to be distributed to Nomis under the SPA to Cortleigh Limited (“Cortleigh” and, collectively with the Original Purchasers, the “Purchasers”). A copy of the SPA was filed as Exhibit 10.7 to the Company’s Form 8-K filed with the SEC on April 7, 2016. On the Effective Date, the SPA Transaction was consummated in accordance with the Plan and the terms of the SPA. As a result, the Company issued to the Purchasers an aggregate of 7,147,035 shares of Common Stock for an aggregate purchase price of $11,000,000. Pursuant to the SPA, the Company has agreed to file and seek to have declared effective a registration statement registering the resale of the shares acquired by the Purchasers pursuant to the SPA.

Governance Agreement

On the Effective Date, the Company and Martin Shkreli entered into a Corporate Governance Agreement (the “Governance Agreement”), which provides for certain terms and conditions regarding the acquisition, disposition, holding and voting of securities of the Company by Mr. Shkreli. The Governance Agreement applies to all Common Stock owned by Mr. Shkreli or affiliates he controls.

Under the terms of the Governance Agreement, for 180 days following the Effective Date, Mr. Shkreli may not sell his shares at a price per share that is less than the greater of (x) $2.50 and (y) a 10% discount to the prior two week volume-weighted average price (the “Market Discount Price”). In addition, for 180 days following the 61st day after the Effective Date, the Company will have a right to purchase any or all of Mr. Shkreli’s shares at a purchase price per share equal to the Market Discount Price. For a limited time, the Company will also have a right of first refusal to purchase shares that Mr. Shkreli proposes to sell. Mr. Shkreli is also prohibited from transferring any shares to his affiliates or associates unless such transferee agrees to be subject to the terms of the Governance Agreement. Transfers of shares by Mr. Shkreli not made in compliance with the Governance Agreement will be null and void.

Under the terms of the Governance Agreement, Mr. Shkreli will not have any right to nominate directors to the board of directors of the Company (the “Board”) and agrees in connection with any shareholder vote to vote his shares in proportion to the votes of the Company’s public stockholders. The Governance Agreement also prohibits Mr. Shkreli or his affiliates for a period of 24 months after the date of the Governance Agreement, from, among other things:

•	Purchasing any stock or assets of the Company;
•	Participating in any proposal for any merger, tender offer or other business combination, or similar extraordinary transaction involving the Company or any of its subsidiaries;
•	Seeking to control or influence the management, the Company’s Board or the policies of the Company; or
•	Submitting any proposal to be considered by the stockholders of the Company.

In addition, any material transaction between Mr. Shkreli or his associates and the Company, or relating to the Governance Agreement, cannot be taken without the prior approval of the Company’s Board.

The Governance Agreement provides for a mutual release between the Company and Mr. Shkreli of all claims and liabilities existing as of the date of execution.

The foregoing description of the Governance Agreement does not purport to be complete and is qualified in its entirety by reference to the Governance Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

Also as previously disclosed, on April 1, 2016 the Company entered into a Debtor in Possession Credit and Security Agreement (the “Credit Agreement”) and related agreements with BHCMF, BHC, Cheval and Nomis (collectively, the “DIP Lenders”). Copies of the Credit Agreement and related agreements and documents were filed as Exhibits 10.1 through 10.6 to the Company’s Form 8-K filed with the SEC on April 7, 2016. As disclosed previously, the Company’s debt obligations under the Credit Agreement upon the occurrence of the Maturity Date were subject to repayment to the DIP Lenders in the form of the issuance of Common Stock of the Company, as reorganized pursuant to the confirmed and effective Plan. The Maturity Date was deemed to occur simultaneously with the Effective Date and, accordingly, on June 30, 2016, 2,350,480 shares of Common Stock were issued to the DIP Lenders in repayment of the Company’s debt obligations under the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In accordance with the Plan, on the Effective Date, the Company became obligated to issue promissory notes (the “Notes”) in the estimated aggregate principal amount of approximately $1.7 million to $1.8 million to certain holders of allowed general unsecured claims in the Company’s bankruptcy proceedings. The Notes are unsecured, bear interest at a rate of 10% per annum and mature on the third anniversary of the Effective Date.

Item 3.02	Unregistered Sales of Equity Securities.

Bankruptcy Plan Issuances

On the Effective Date, in accordance with the terms of the Plan, the Company issued shares of Common Stock in satisfaction of certain claims or interests in the Company as follows:

•	The Company issued 2,350,480 shares to the DIP Lenders in satisfaction of amounts owed by the Company under the DIP Credit Agreement.

•	The Company became obligated to issue 327,608 shares to the plaintiffs in the litigation related to the Company’s 2015 private financing transaction in accordance with the Settlement Stipulation, which was previously disclosed in a Current Report on Form 8-K filed with the SEC on May 11, 2016.

•	The Company reserved for issuance 300,000 shares to the plaintiffs in class action litigation related to the events surrounding the Company’s former Chairman and Chief Executive Officer.

•	The Company became obligated to issue 3,750 shares to Marek Biestek in satisfaction of claims by Mr. Biestek against the Company.

•	The Company became obligated to issue promissory notes in an estimated aggregate principal amount of $1.7 to $1.8 million to certain claimants in accordance with the Plan.

In addition, on the Effective Date, the Company reserved for issuance shares of Common Stock in connection with certain other claims and interests as set forth in the Plan in an amount as yet to be determined.

SPA

As disclosed in Item 1.01 herein, on the Effective Date, the Company issued an aggregate of 7,147,035 shares of Common Stock pursuant to the SPA.

Savant Warrant

The information set forth above in Item 1.01 of this Form 8-K with respect to the Warrant issued to Savant in connection with the MDC Agreement is incorporated herein by reference.

Board Compensation

As previously disclosed, on May 24, 2016, the Board approved a one-time equity award (the “Equity Award”) to each of Cameron Durrant, Ronald Barliant and David Moradi. On the Effective Date, in accordance with the Plan, the Company became obligated to issue an aggregate 323,155 shares of Common Stock under the Equity Award.

The foregoing shares of Common Stock were issued pursuant to an exemption from registration under Section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act of 1933, and/or Regulation D promulgated thereunder.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On June 29, 2016, David Moradi resigned from the Board, effective immediately prior to the date of effectiveness of the Company’s emergence from its Chapter 11 bankruptcy proceedings. Accordingly, Mr. Moradi’s resignation became effective on June 29, 2016. Mr. Moradi’s resignation was not due to any disagreement with the Company.

Addition of New Directors

On the Effective Date, in accordance with the Plan, Dr. Durrant, current Chief Executive Officer of the Company, as joint designee of BHCMF, BHC and Cheval (the "Black Horse Entities") and Nomis, continued as a director, Mr. Barliant, current member of the Board, continued as a director as the designee of the Black Horse Entities, Dale Chappell became a director as a designee of Nomis, and Timothy Morris and Ezra Friedberg became directors as joint designees of the Black Horse Entities and Nomis (Messrs. Chappell, Friedberg and Morris, together, the “New Directors”). Committee appointments at the time of the appointment of the New Directors had yet to be determined.

Other than as disclosed herein, there are no arrangements or understandings between any of the New Directors and any other persons pursuant to which any such director was selected as a director and there are no other material plans, contracts or arrangements (whether or not written) with the Company to which any of the New Directors is a party. Mr. Chappell serves as a director of each of Cheval and BHCMF and the managing member of the general partner of BHC. Other than as disclosed herein, there are no relationships or related transactions between the New Directors and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In accordance with the Plan, on the Effective Date, the Company’s amended and restated certificate of incorporation (the “Charter”) became effective in accordance with the Plan. The only change to the Charter was the insertion of a provision prohibiting the Company from issuing non-voting securities, as required by Section 1123(a)(6) of the Bankruptcy Code.

The foregoing description of the Charter does not purport to be a complete statement of the provisions thereof. Such description is qualified in its entirety by reference to the Charter, a copy of which is included as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference thereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit 3.1	Exhibit Description Amended and Restated Certificate of Incorporation of KaloBios Pharmaceuticals, Inc.

10.1	Corporate Governance Agreement, dated as of June 29, 2016, between KaloBios Pharmaceuticals, Inc. and Martin Shkreli

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: July 6, 2016